          SECOND AMENDMENT TO THE RETAIL FUND PARTICIPATION AGREEMENT
                                    Between
               ALLIANZ DRESDNER ASSET MANAGEMENT OF AMERICA L.P.,
                         PIMCO FUNDS DISTRIBUTORS LLC.
                                      And
                        HARTFORD LIFE INSURANCE COMPANY

THIS AMENDMENT is made and entered into as of the 22 day of February, 2005 between Hartford Life Insurance Company ("Hartford"), PA Fund Management LLC, formerly PIMCO Advisors Fund Management LLC, a Delaware limited liability company ("Administrator") and PA Distributors LLC, formerly PIMCO Advisors Distributors LLC (and PIMCO Funds Distributors LLC), a Delaware limited liability company ("Underwriter").

WHEREAS, Hartford, Underwriter and Allianz Global Investors of America L.P., formerly Allianz Dresdner Asset Management of America L.P. ("AGI") entered into a Retail Fund Participation Agreement dated May 1, 2002 (the "Agreement"); and

WHEREAS, the parties desire to amend the Agreement to allow for the addition of a certain Fund or Funds;

NOW, THEREFORE, the parties agree as follows:

1.   Schedules A and B shall be replaced by the attached Schedules A and B.

2. This Amendment may be executed in counterparts, each of which shall be an original and both of which shall constitute one instrument.

3. Except as amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

IN WITNESS HEREOF, the parties hereto have executed and delivered this Amendment effective as of the date first written above.

HARTFORD LIFE INSURANCE COMPANY           PA FUND MANAGEMENT LLC

By:    /s/ Eric Wietsma                   By:    /s/ Andrew J. Meyers
       -------------------------------           ------------------------------

Name:  Eric Wietsma                       Name:  Andrew J. Meyers
       -------------------------------           ------------------------------

Title: Vice President & Director          Title: Managing Director
       -------------------------------           ------------------------------

Date:  3.17.05                            Date:  March 14, 2005
       -------------------------------           ------------------------------

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

PA DISTRIBUTORS LLC

By:    /s/ E. Blake Moore, Jr
       -------------------------------

Name:  E. Blake Moore, Jr
       -------------------------------

Title: Managing Director & CEO
       -------------------------------

Date:  March 14, 2005
       -------------------------------

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

                                   SCHEDULE A

                               SEPARATE ACCOUNTS

Each Separate Account established by resolution of the Board of Directors of the Company under the insurance laws of the State of Connecticut to set aside and invest assets attributable to the Contracts. Currently, those Separate Accounts are as follows:

401 MARKET
K, K1, K2, K3, K4
TK, TK1, TK2, TK3, TK4
VK, VK1, VK2, VK3, VK4
UK, UK1, UK2, UK3, UK4, 401

403 AND 457 MARKETS
DCI, DCII, DCIII, DCIV, DCV, DCVI, 457, 403, UFC, Separate Account Eleven

                                   PORTFOLIOS

PIMCO Foreign Bond (Class A Shares)
PIMCO OpCap Renaissance (Class A Shares)
PIMCO PEA Target (Class A Shares)
PIMCO Total Return (Class A Shares)
PIMCO Short Term (Class A Shares)
PIMCO High Yield (Class A and R Shares)
PIMCO OpCap Value (Class A Shares)
PIMCO Real Return (Class A Shares)
PIMCO Emerging Markets Bond (Class A Shares)
PIMCO Low Duration (Class R Shares)

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

                                   SCHEDULE B

In consideration of the services provided by the Company, the Administrator and the Underwriter agree to pay the Company an amount equal to the following basis points per annum on the average aggregate amount invested by the Company's Separate Account(s) in each Portfolio under the Retail Fund Participation Agreement, such amounts to be paid within 30 days of the end of each calendar quarter.

CLASS A SHARES:

PORTFOLIO                           SUB T/A FEES      12b-1 FEES *
--------------------------------  ----------------  ----------------

PIMCO Foreign Bond                            0.15%             0.25%
PIMCO OpCap Renaissance                       0.20%             0.25%
PIMCO PEA Target                              0.20%             0.25%
PIMCO Total Return                            0.15%             0.25%
PIMCO Short Term                              0.15%             0.25%
PIMCO High Yield                              0.15%             0.25%
PIMCO OpCap Value                             0.20%             0.25%
PIMCO Real Return                             0.15%             0.25%
PIMCO Emerging Markets Bond                   0.15%             0.25%
PIMCO Low Duration                            0.15%             0.25%

CLASS R SHARES:

PORTFOLIO                           SUB T/A FEES      12b-1 FEES *
--------------------------------  ----------------  ----------------

PIMCO High Yield                              0.15%             0.50%
PIMCO Low Duration                            0.15%             0.50%

The parties agree that there will be no finder's fee paid on purchases of Class A Shares at net asset value.

----------
*These fees shall only be paid if they are received by the Administrator and/or Distributor pursuant to the 12b-1 plan applicable to the Fund described.

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